UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-32099

                             THE ART BOUTIQUE, INC.
                             ----------------------

                           7th Floor, New Henry House

                      10 Ice House St., Central, Hong Kong

                                  Common Stock

            (Title of each class of securities covered by this Form)



                                       N/A

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Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Appropriate rule provision relied upon to terminate or suspend the duty to file reports: Rule 12(h)-3(b)(1)(ii)

Approximate  number of holders of record as of the certification or notice date:
82
--

Pursuant to the requirements of the Securities Exchange Act of 1934 (name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 10/15/2008           By: /s/ Jun Kobayashi
                               ------------------
                                Jun Kobayashi, President